Exhibit 99.1

   PAYLESS SHOESOURCE ANNOUNCES FOURTH QUARTER AND FISCAL YEAR-END RESULTS FOR
     2004, AND ANNOUNCES A 13.5% INCREASE IN FEBRUARY 2005 SAME-STORE SALES

    TOPEKA, Kan., March 1 /PRNewswire-FirstCall/ -- Payless ShoeSource, Inc. (NYSE: PSS) today reported preliminary unaudited financial results for the fourth quarter and fiscal year ended January 29, 2005, and preliminary sales results for February 2005.

    Like numerous other retailers and many restaurant chains, the company has undertaken a comprehensive review of its accounting treatment for leases and lease-related items. The company, in consultation with its independent registered public accounting firm, Deloitte & Touche LLP, decided to change its accounting practices in this area, and to restate its historical financial statements. The impact of the lease accounting corrections on net earnings does not exceed $1 million in any of fiscal years 2004, 2003 or 2002.

    In addition, an error was discovered relating to the company's accounting for deferred income taxes. The company estimates that, beginning in a period prior to 1998, deferred tax assets had been understated by approximately $4.5 million. In connection with the restatement mentioned above, the company will record a correction that increases deferred tax assets by approximately $4.5 million, and will have no impact on earnings (loss) in fiscal years 2004, 2003 or 2002.

    Although the company does not believe that these errors resulted in a material misstatement of the company's consolidated financial statements for any annual or interim periods previously reported, the effects of correcting the error in the fourth quarter 2004 would have had a material effect on the company's results for the quarter and for fiscal year 2004. The resulting adjustments will not affect the company's historical or future cash flows, the timing of payments under the related leases, or compliance with any debt covenants. Also, the corrections will not affect the company's financial strength or business prospects for 2005 and beyond. The amounts in this press release have been presented on a restated basis.

    Financial and Operational Results for 2004
    Payless ShoeSource announced that for fiscal 2004, which ended January 29, 2005, the company reported a net loss of ($2.0) million, and a diluted loss per share of ($0.03). These results include restructuring charges relating to the company's previously announced strategic initiatives of $67.9 million pre- tax, or ($0.63) per share. The $67.9 million pre-tax charge consisted of charges of $24.9 million pre-tax, or ($0.24) per diluted share relating to continuing operations and $43.0 million pre-tax, or ($0.39) per diluted share relating to discontinued operations. In fiscal 2003, the company recorded a net loss of ($0.1) million and a diluted loss per share of ($0.00).

    During the fourth quarter of fiscal 2004, the company recorded a net loss of ($26.5) million and a diluted loss per share of ($0.39), including restructuring charges of $23.9 million pre-tax or ($0.22) per share. The $23.9 million pre-tax charge in the fourth quarter consisted of charges of $7.3 million pre-tax, or ($0.07) per diluted share relating to continuing operations and $16.6 million, pre-tax, or ($0.15) per diluted share relating to discontinued operations. During the fourth quarter 2003, the company recorded a net loss of ($17.2) million and a diluted loss per share of ($0.25).

    During fiscal year 2004, diluted earnings per share from continuing operations were $0.52, an increase of 108 percent from diluted earnings per share of $0.25 from continuing operations in fiscal 2003. Net earnings from continuing operations in 2004 increased by 108 percent, to $35.1 million, compared with net earnings from continuing operations of $16.9 million in fiscal 2003. Fiscal year 2004 results from continuing operations include restructuring charges of $24.9 million pre-tax, or ($0.24) per diluted share.

    The company recorded a diluted loss per share from continuing operations in the fourth quarter 2004 of ($0.22), compared to a diluted loss per share of ($0.18) from continuing operations in the fourth quarter 2003. The net loss from continuing operations in the fourth quarter was ($15.1) million, compared to a net loss from continuing operations of ($12.1) million in the fourth quarter 2003. The fourth quarter 2004 results from continuing operations include restructuring costs of $7.3 million pre-tax, or ($0.07) per diluted share.

    Discontinued operations include Parade, Peru, Chile and a small number of North American Payless ShoeSource stores. The loss from discontinued operations of ($37.1) million, or ($0.55) per diluted share during fiscal year 2004 includes the effects of restructuring charges of $43.0 million pre-tax, or ($0.39) per share. These discontinued operations recorded a loss of ($17.0) million, or ($0.25) per diluted share during fiscal year 2003.

    Analysis of Continuing Operations
    During fiscal year 2004, company sales totaled $2.66 billion, compared with $2.66 billion during fiscal year 2003. Same-store sales decreased 0.5 percent during fiscal year 2004.

    Company sales for the fourth quarter 2004 totaled $607.2 million, a 1.7 percent decrease from $617.7 million during the fourth quarter 2003. Same- store sales decreased 2.3 percent during the fourth quarter 2004. In total, unit sales decreased by 14 percent and average unit retail increased by 11 percent during the fourth quarter 2004, compared with the same period last year. For footwear, unit sales decreased by 12 percent and average unit retail increased by 11 percent relative to last year.

    Gross margin was 30.0 percent of sales in the fourth quarter 2004 versus
25.4 percent in the fourth quarter 2003. The improvement resulted primarily from fewer markdowns and more favorable initial mark-on, relative to the same period last year. During fiscal year 2004, gross margin improved to 30.9 percent of sales versus 27.9 percent during fiscal year 2003.

    Selling, general and administrative expenses were 30.9 percent of sales in the fourth quarter 2004 versus 29.8 percent in the fourth quarter 2003. The increase reflects costs for employee incentive programs and a $1 million increase in advertising expense. These increases were partially offset by lower costs for payroll and medical, reflecting reduced headcount. During fiscal year 2004, selling, general and administrative expenses were 27.6 percent of sales versus 26.9 percent during fiscal year 2003.

    Strategic Initiatives
    During the third quarter 2004, Payless announced a series of strategic initiatives as part of a plan designed to sharpen the company's focus on its core business strategy, reduce expenses, accelerate decision-making, increase profitability, improve operating margin and build value for shareowners over the long-term. These strategic initiatives included:

    --  Exiting all 181 Parade stores, and related operations;
    -- Exiting all 32 Payless ShoeSource stores in Peru and Chile, and related operations;
    -- Closing 491 Payless ShoeSource stores in North America, including 230 stores that had originally been scheduled for closing or relocation as a part of the normal course of business in fiscal 2004;
    -- Reducing wholesale businesses that provide no significant growth opportunity; and,
    --  Reducing the company's expense structure.

    The total pre-tax costs relating to the strategic initiatives were $67.9 million, approximately $10 million to $30 million below the company's original estimate of $77 million to $97 million. This includes:

    -- The non-cash, restructuring charge of $36.7 million, incurred in the second quarter;
    --  $7.3 million of restructuring charges incurred in the third quarter;
        and,
    --  $23.9 million of restructuring charges in the fourth quarter 2004.

    These costs represent substantially all expected charges relating to the strategic initiatives.

    Balance Sheet
    The company ended fiscal year 2004 with cash and marketable securities of $294.6 million, an increase of $147.9 million over fiscal year 2003.

    Total inventories at the end of the year were $345.3 million compared to $375.2 million at the end of fiscal year 2003. Inventory per store decreased by
4.2 percent.

    There were no borrowings on the company's revolving credit facility outstanding as of the end of fiscal 2004.

    In addition, payment terms to suppliers have been adjusted to improve operating cash flow and reduce interest expense.

    Capital Expenditures
    Total capital expenditures were $105 million during fiscal year 2004, excluding $8 million of landlord provided tenant improvement allowances. Including these tenant improvement allowances, capital expenditures would have been $97 million in fiscal 2004. During fiscal year 2005, Payless intends capital expenditures to be approximately $70 million, excluding tenant improvement allowances. This reduction in capital expenditures compared with recent years is consistent with the company's focus on execution of merchandise authority in its core business.

    Store Count
    In the fourth quarter 2004, the company opened 81 new stores and closed 463, for a net decrease of 382 stores. During fiscal 2004, the company opened 302 new stores and closed 704, for a net reduction of 402 stores. Total store count at the end of the year was 4,640.

    During fiscal year 2005, the Payless intends to open approximately 30 new stores and close approximately 70, for a net reduction of approximately 40 stores. The company also intends to relocate approximately 70 stores.

    Payless ShoeSource opened its first test store in Japan during the fourth quarter 2004. The company will continue to evaluate performance of this test store before considering any additional locations in Japan. Payless has curtailed any other expansion into new international markets to focus on its core business.

    Share Repurchase
    The company's capital allocation strategy is designed to fund both the necessary investment to improve business and, when cash reserves are adequate, to use free cash flow to return more immediate value to shareowners.

    During the fourth quarter 2004, the company repurchased 839,200 shares of common stock for approximately $10 million. Under the indenture governing the company's 8.25% Senior Subordinated Notes, the company may repurchase approximately an additional $40 million of common stock. This limit may increase based on the company's net earnings. The company has approximately $240 million of remaining common stock repurchase authorization from its Board of Directors.

    Board of Directors
    The expertise of the Payless ShoeSource Board of Directors has traditionally been very strong, particularly in the areas of finance, compensation, governance and corporate direction-setting. During fiscal 2004, the Board's expertise in Marketing and Merchandising was strengthened significantly through the addition of three new outside directors.

    --  Michael George was elected to the Board in February 2004.
        - Mr. George is Chief Marketing Officer and General Manager of U.S. Consumer business for Dell Inc. Prior to his current role, he was executive assistant to Michael Dell and Vice President of Corporate Strategy and Vice President of U.S. Consumer Market and eBusiness.

        - Before joining Dell in March 2001, Mr. George was a senior partner at McKinsey & Co., Inc., and led the firm's North American Retail Industry Group.
    --  In July 2004, Judith K. Hofer was elected to the Board.
        - Ms. Hofer has extensive retail merchandising experience. Most recently, she was with Corporate May Merchandising/MDSI, a division of The May Department Stores Company, serving as President and CEO from 2000 to 2002.
        - Prior to that, she was President and CEO of Filene's Department Stores, a division of The May Department Stores Company, from 1996 to 2000. From 1981 to 1996 she served as President and CEO of three divisions of The May Department Stores Company.
    --  In January 2005, Michael Weiss was elected to the Board.
        - Mr. Weiss, is the retired President and Chief Executive Officer of Express, a subsidiary of Limited Brands, Inc. He served in such capacity from 1997 to 2004.
        - Mr. Weiss joined Limited in 1981 as merchandise manager for Express, and quickly rose to become President of Express from 1982 to 1993. Under his leadership, Express grew from an eight-store concept in 1981 to a 640 store chain by 1993. Along the way, he started Express for Men and was responsible for merging Express for Men with the women's version, creating the dual-gender Express brand in 2001.
        - Mr. Weiss also helped create the Bath & Body Works concept, which operates 1,578 stores as of the end of December 2004.

    The Payless ShoeSource Board now consists of ten Directors, including nine independent Directors.

    February 2005 Sales
    Company sales for the month of February 2005 are currently estimated to be approximately $183 million, compared with sales of $164.7 million from continuing operations during February 2004. Same-store sales increased 13.5 percent during February 2005. Detailed sales results for February will be announced on Thursday, March 3.

    Chairman's Comments
    "During the fiscal year 2004, Payless ShoeSource continuing operations achieved 30.9 percent gross margin, and significant improvements in operating profit and earnings, despite lower sales than last year," said Steven J. Douglass, Chairman and Chief Executive Officer of Payless ShoeSource, Inc. "Payless also achieved the following objectives:

    -- Reduced and improved the quality of our merchandise inventory and positioned the company for improved performance in 2005;
    --  Substantially completed our Strategic Initiatives;

    -- Reduced the company's operating expense structure through the reduction of 8% of its store base and the elimination of approximately 200 management and administrative positions in the second half of 2004;
    -- Modified certain tactics -- including more focused and intensified messaging, simplified merchandise planning processes, and we are achieving better balance of tasks and customer service in our stores;
    -- Broadened the merchandising and marketing expertise of our Board of Directors, adding Michael George, Judith Hofer and Michael Weiss to the Board during fiscal 2004; and,
    -- Began to repurchase shares of our stock during the fourth quarter 2004 as part of our on-going capital allocation strategy.

    In February we began to see the results of our efforts. Our inventory position, trend-right merchandise, effective promotions and compelling messaging all contributed to the strong February performance."

    Fiscal 2005 Outlook
    Payless ShoeSource is committed to serving the interests of its shareowners by building long-term shareowner value. During 2005, the company will strive for continued improvements in operating results by:

    -- Maintaining a singular focus on its core business, the Payless ShoeSource chain of family footwear stores;
    -- Accelerating customer acceptance of the Merchandise Authority positioning in value priced footwear and accessories, differentiating our product offering from other retailers;
    -- Continuing the efforts to build select athletic and casual lifestyle brands that provide styling and quality to a broader audience of customers;
    -- Refocusing our marketing efforts to build more customer traffic in our stores and communicate our Merchandise Authority position more clearly;
    --  Relentlessly pursue optimizing gross margin;
    -- Continuing to improve our information technology to manage inventory, pricing and store operations;
    --  Holding selling, general and administrative costs in check with 2004;
        and,
    --  Improving our in-store shopping experience.

    Payless does not provide guidance for sales, earnings or margins. However, certain financial metrics for 2005 are expected to include:

    -- Depreciation and amortization of approximately $90 - $95 million dollars;
    -- Capital expenditures planned at $70 million; and, -- Working capital should be approximately neutral, as Payless believes it is at an appropriate level of inventory on a per store basis, and as the company's store count is expected to change by less than one percent.

    Payless also announced that its Annual Meeting of Shareowners will be held on May 26, 2005, and that April 1, 2005 has been set as the record date for the meeting.

    Lease Accounting
    Historically, when accounting for leases with renewal options, the company had recorded rent expense on a straight-line basis over the initial non-cancelable lease term, with the term commencing when the store opened for business. The company depreciated leasehold improvements on those properties over a period of typically 10 years that, in certain cases, would have included a portion of the renewal option periods. The company has corrected its accounting to accelerate the recognition of rent expense on leases by recording lease expense from the time at which the company takes possession of the property, rather than at the time the store opens for business. In addition, the company will calculate rent expense on a straight line basis to include certain option periods up to a maximum of ten years, where failure to exercise such options would result in an economic penalty. When an economic penalty does not exist, the leasehold improvements will be depreciated over a period not to exceed the existing non-cancelable lease term. The cumulative effect of the lease accounting corrections through fiscal year 2004 would be an increase in expense of approximately $12 million, pre-tax. The impact of the lease accounting corrections on net earnings does not exceed $1 million in any of fiscal years 2004, 2003 or 2002.

    Also, the company had followed the practice of netting landlord-provided tenant improvement allowances against property and equipment. The company will correct the manner in which it accounts for tenant improvement allowances to record the allowances as a deferred credit. There was no impact to earnings for this correction. Further, the annual amount of tenant improvement allowances received each year will be shown within the operating activities on the Statement of Cash Flows rather than a reduction of capital expenditures. The restated financial statements as of January 31, 2004 and for fiscal years 2003 and 2002, as well as the financial information for the first, second and third quarters of fiscal 2004 will be reflected in the company's Fiscal 2004 10-K filing.

    Payless ShoeSource, Inc. is the largest specialty family footwear retailer in the Western Hemisphere. As of the end of the fiscal year 2004, the Company operated a total of 4,640 stores offering quality family footwear and accessories at affordable prices. In addition, customers can buy shoes over the Internet through Payless.com(R), at http://www.payless.com .

    This release contains forward-looking statements relating to such matters as anticipated financial performance, international expansion opportunities, consumer spending patterns, capital expenditure plans, business prospects, products, future store openings and closings, possible strategic initiatives and similar matters. Forward-looking statements are identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," or variations of such words. A variety of known and unknown risks and uncertainties and other factors could cause actual results and expectations to differ materially from the anticipated results or expectations which include, but are not limited to: changes in consumer spending patterns; changes in consumer preferences and overall economic conditions; the impact of competition and pricing; changes in weather patterns; the financial condition of the Company's suppliers and manufacturers; changes in existing or potential duties, tariffs or quotas; changes in relationships between the United States and foreign countries, changes in relationships between Canada and foreign countries; economic and political instability in foreign countries, or restrictive actions by the governments of foreign countries in which suppliers and manufacturers from whom the Company sources are located or in which the Company has retail locations or otherwise does business; changes in trade, customs and/or tax laws; fluctuations in currency exchange rates; availability of suitable store locations on acceptable terms; the ability to terminate leases on acceptable terms; the ability to hire and retain associates; performance of other parties in strategic alliances; general economic, business and social conditions in the countries from which we source products, supplies or have or intend to open stores, performance of partners in joint ventures; the ability to comply with local laws in foreign countries; threats or acts of terrorism; strikes, work stoppages and/or slow downs by unions that play a significant role in the manufacture; distribution or sale of product; congestion at major ocean ports; changes in the value of the dollar relative to the Chinese Yaun and other currencies. Please refer to the Company's 2003 Annual Report on Form 10-K for the fiscal year ended January 31, 2004 for more information on these and other risk factors that could cause actual results to differ. The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    [Unaudited Condensed Consolidated Statements of Earnings Attached]

    NOTE REGARDING ATTACHMENTS:

    -- The attached condensed consolidated statements of loss should be read in conjunction with the company's Annual Report on Form 10-K for the fiscal year ended January 31, 2004. In the opinion of management, this information is fairly presented, and all adjustments necessary for a fair statement of the results for the interim periods have been included.

                            PAYLESS SHOESOURCE, INC.
                    CONDENSED CONSOLIDATED STATEMENTS OF LOSS
                                   (UNAUDITED)

(Millions, except per share data)

                                                 13 Weeks Ended                    52 Weeks Ended
                                         ------------------------------    ------------------------------
                                                           As restated                       As restated
                                          January 29,      January 31,      January 29,      January 31,
                                             2005             2004             2005             2004
                                         -------------    -------------    -------------    -------------
Net sales                                $       607.2    $       617.7    $     2,656.5    $     2,662.4

Cost of sales                                    425.0            460.6          1,836.9          1,920.9

Gross margin                                     182.2            157.1            819.6            741.5

Selling, general and administrative
 expenses                                        187.6            184.0            733.2            715.7

Restructuring                                      7.3             (0.2)            24.9             (0.2)

(Loss) earnings from continuing
  operations before interest,
  income taxes and minority interest             (12.7)           (26.7)            61.5             26.0

Interest expense, net                              3.7              4.5             16.8             16.8

(Loss) earnings from continuing
  operations before income taxes and
  minority interest                              (16.4)           (31.2)            44.7              9.2

(Benefit) Provision for income taxes              (2.0)           (17.8)            13.2             (4.0)

(Loss) earnings from continuing
 operations before minority interest             (14.4)           (13.4)            31.5             13.2

Minority interest, net of income tax              (0.7)             1.3              3.6              3.7

(Loss) earnings from continuing
 operations                                      (15.1)           (12.1)            35.1             16.9

Loss from discontinued operations, net
 of income tax and minority interest             (11.4)            (5.1)           (37.1)           (17.0)

Net loss                                 $       (26.5)   $       (17.2)   $        (2.0)   $        (0.1)

Diluted (loss) earnings per share:
  (Loss) earnings from continuing
    operations                           $       (0.22)   $       (0.18)   $        0.52    $        0.25
   Loss from discontinued operations             (0.17)   $       (0.07)           (0.55)           (0.25)
Diluted loss per share                   $       (0.39)   $       (0.25)   $       (0.03)   $       (0.00)

Basic (loss) earnings per share:
 (Loss) earnings from continuing
   operations                            $       (0.22)   $       (0.18)   $        0.52    $        0.25
   Loss from discontinued operations             (0.17)   $       (0.07)           (0.55)           (0.25)
Basic loss per share                     $       (0.39)   $       (0.25)   $       (0.03)   $       (0.00)

Diluted weighted average shares
 outstanding                                      67.9             68.1             67.9             68.0

Basic weighted average shares
 outstanding                                      67.9             68.1             67.9             68.0

NOTE: The effect of the corrections did not cause the restated fiscal 2003 income statements (as presented above) to differ significantly from the fiscal 2003 income statements that were previously reported.

SOURCE  Payless ShoeSource, Inc.
    -0-                             03/01/2005
    /CONTACT: Timothy J. Reid of Payless ShoeSource, Inc., +1-785-295-6695/ /Company News On-Call: http://www.prnewswire.com/comp/136152.html/ /Web site: http://www.paylessinfo.com /
    (PSS)